Exhibit 99.1

News Release
Media Contact: Lisa Bottle +1 704 423 7060 Laurie Tardif +1 704 423 7048 Investor Relations: Paul Gifford +1 704 423 5517 For Immediate Release	Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7002 www.goodrich.com
Goodrich Announces Third Quarter 2009 Net Income per Diluted Share of $1.14, Adjusts Outlook for Full Year 2009, Provides Outlook for 2010
•	Third quarter 2009 net income per diluted share of $1.14 decreased 14 percent compared to third quarter 2008 net income per diluted share of $1.32.
•	Third quarter 2009 sales of $1,648 million decreased 7 percent compared to third quarter 2008 sales of $1,772 million.
•	Third quarter 2009 total segment operating income margin was 15.8 percent, compared to 18.2 percent in the third quarter 2008.
•	Full year 2009 net income per diluted share expectations are unchanged at $4.60 — $4.75.
•
Full year 2009 sales are expected to be approximately $6.7 billion, compared to previous expectations of approximately $6.9 billion. Full year 2009 expectations for net cash provided by operating activities, minus capital expenditures, are unchanged at greater than 75 percent of 2009 net income from continuing operations.

•
Full year 2010 outlook for sales of approximately $7.0 billion and net income per diluted share in the $4.15 – $4.40 range, including higher pension expense of $0.14 per diluted share. Net cash provided by operating activities, minus capital expenditures, is expected to be approximately 85 percent of net income in 2010.

CHARLOTTE, N.C., Oct. 22, 2009 — Goodrich Corporation (NYSE: GR) announced results today for the third quarter 2009, adjusted its outlook for the full year 2009 and announced its outlook for the full year 2010.

Commenting on the company’s performance and its 2010 outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Our third quarter earnings were characterized by solid performance in our military businesses and continued success on our cost containment efforts. The environment for commercial aerospace, however, remains challenging. While advance bookings for aftermarket products and services remain weak, there are some hopeful signs of recovery in the airline system. Freight traffic continues to improve from levels seen earlier this year and airline ridership and load factors are improving. Although airline capacity has yet to turn the corner, we believe that 2010 will be a year of modest recovery which should allow us to grow our commercial aftermarket sales. We expect aftermarket sales to continue to be weak for the first few months of 2010, with the recovery beginning towards the middle of the year.
“In our original equipment market channel, Boeing and Airbus appear to be on track to deliver a total of about 960 airplanes in 2009. While both manufacturers are striving to maintain stable production for their narrowbody airplanes through at least 2010, it is still unclear whether or not they will be successful. Our outlook for 2010 assumes they will successfully maintain current narrowbody production rates, but we are prepared to take quick action should either manufacturer announce a reduction in production rates.
“Our defense and space sales growth has been robust during the first nine months of 2009, and we expect 2009 sales for our defense and space products and services to grow by about 11 percent, compared to 2008. We expect continued growth, although at slightly lower levels, in 2010, compared to 2009.”
Third Quarter 2009 Results
Goodrich reported third quarter 2009 net income of $145 million, or $1.14 per diluted share, on sales of $1,648 million. In the third quarter 2008, the company reported net income of $168 million, or $1.32 per diluted share, on sales of $1,772 million.
The change in net income per diluted share is primarily attributable to the impact on income of the lower sales, which were partially offset by successful cost containment initiatives, and several other factors as noted below:
•
The third quarter 2009 results included pre-tax expense of $45 million, $28 million after-tax or $0.22 per diluted share, related to worldwide pension plan expense, compared to pre-tax pension expense of $19 million, $12 million after-tax or $0.09 per diluted share, recorded during the third quarter 2008.

•
The third quarter 2009 results included pre-tax income of $13 million, $8 million after-tax or $0.06 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to pre-tax income of $39 million, $24 million after-tax or $0.19 per diluted share, recorded during the third quarter 2008. These revisions were primarily related to favorable cost and operational performance, changes in volume expectations and to some extent, sales pricing improvements on follow-on contracts.

•	The company reported an effective tax rate of 24 percent for the third quarter of 2009, compared to an effective tax rate of 35 percent during the third quarter 2008.
•	The third quarter 2009 results included after-tax income from discontinued operations totaling $3 million, or $0.02 per diluted share.

The $124 million decrease in sales is attributable to sales reductions of approximately $33 million related to foreign currency exchange rate impacts, approximately $34 million for lower reported sales resulting from the formation of the engine controls joint venture with Rolls-Royce and the impact of current economic conditions on the company’s major market channels.
For the third quarter 2009 compared with the third quarter 2008, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by 9 percent,
•	Regional, business and general aviation airplane original equipment sales decreased by 45 percent,
•	Large commercial, regional, business and general aviation airplane aftermarket sales decreased by 19 percent, and
•	Defense and space sales of both original equipment and aftermarket products and services increased by 9 percent.
Net cash provided by operating activities during the third quarter 2009 was $253 million, an increase of $111 million from the same period in 2008. The increase was primarily attributable to reduced pension contributions and higher cash received in advance of future services, partially offset by lower income from continuing operations, in the third quarter 2009, compared to the third quarter 2008. Capital expenditures were $42 million in the third quarter 2009 compared with capital expenditures of $73 million in the third quarter 2008. During the third quarter 2009, cash flow provided by operating activities, minus capital expenditures, was 150 percent of income from continuing operations.
Year-to-date 2009 Results
For the first nine months of 2009, the company reported net income of $492 million, or $3.88 per diluted share, on sales of $5,043 million. During the first nine months of 2008, net income was $513 million, or $4.01 per diluted share, on sales of $5,367 million.
The $324 million decrease in sales is attributable to sales reductions of approximately $172 million related to foreign currency exchange rate impacts, approximately $90 million for lower reported sales resulting from the formation of the engine controls joint venture with Rolls-Royce and the impact of current economic conditions on the company’s major market channels.

The change in net income per diluted share is primarily attributable to the impact on income of the lower sales, which were partially offset by successful cost containment initiatives, and several other factors as noted below:
•
The first nine months of 2009 results included pre-tax expense of $133 million, $83 million after-tax or $0.66 per diluted share, related to worldwide pension plan expense, compared to pre-tax pension expense of $57 million, $36 million after-tax or $0.28 per diluted share, recorded during the first nine months of 2008.

•
The first nine months of 2009 results included after-tax income from discontinued operations totaling $35 million, or $0.27 per diluted share, primarily associated with resolution of a past environmental claim.

•
The first nine months of 2009 results included pre-tax income of $26 million, $16 million after-tax or $0.13 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to pre-tax income of $87 million, $54 million after-tax or $0.42 per diluted share, recorded during the first nine months of 2008. These revisions were primarily related to favorable cost and operational performance, changes in volume expectations and to some extent, sales pricing improvements on follow-on contracts.

•	The company reported an effective tax rate of 26 percent for the first nine months of 2009, compared with an effective tax rate of 32 percent during the first nine months of 2008.
Net cash provided by operating activities during the first nine months of 2009 was $427 million, a decrease of $34 million from the same period in 2008. The decrease was primarily attributable to an increase in worldwide pension plan contributions, partially offset by a decrease in net tax payments, during the first nine months of 2009, compared to the first nine months of 2008. Capital expenditures were $115 million for the first nine months of 2009 compared to capital expenditures for the first nine months of 2008 of $190 million.
Business Highlights
•
On October 13, 2009 the Goodrich Board of Directors declared an increased quarterly dividend of $0.27 per share of common stock, payable January 4, 2010 to shareholders of record on December 1, 2009. This dividend declaration represents an 8 percent increase over the previous quarterly dividend of $0.25 per share of common stock.

•
On August 31, 2009 Goodrich was awarded a contract by the Defense Logistics Agency - Ogden to provide new carbon brakes and boltless wheels for the U.S. Air Force’s fleet of C-130 transport aircraft. The selection is expected to generate up to $400 million in revenue over the life of the program, including original equipment and aftermarket sales for U.S. and international customers.

•
On August 12, 2009 Goodrich and Xi’an Aircraft International Corporation (XAIC) announced that they have signed agreements to form two joint venture companies to support landing gear and engine nacelle components manufacturing focused on the fast-growing Chinese aerospace market. The new companies are expected to compete for market positions on the COMAC C919 single aisle Chinese commercial aircraft currently under development, and also manufacture various landing gear and nacelle components and subassemblies for other aircraft.

•
On July 29, 2009 the U.S. Air Force authorized continued development of the Operationally Responsive Space (ORS) program that features Goodrich’s satellite. This build authorization follows a successful critical design review that Goodrich completed eight months from the beginning of the contract. Satellite delivery and launch are on schedule to occur in late 2010.

2009 Outlook
The company’s 2009 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2009, compared with the full year 2008 outlook, include:
•	Large commercial airplane original equipment sales are expected to increase slightly,
•
Regional, business and general aviation airplane original equipment sales are expected to decrease by almost 30 percent. Regional airplane original equipment sales are expected to decrease by about 20 percent, and business and general aviation original equipment sales are expected to decrease by more than 40 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales are expected to decrease by 13 – 15 percent, and
•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 11 – 12 percent.
The company expects full year 2009 sales to be about $6.7 billion, compared to the prior outlook of $6.9 billion, representing a sales decrease of about 5 percent compared to 2008. The 2009 sales expectations, compared to 2008, include unfavorable sales impacts of approximately $154 million, or 2 percent of sales, related to foreign currency exchange rate fluctuations and lower sales of approximately $125 million related to the formation of the Rolls-Royce engine controls joint venture.
The company continues to expect that 2009 net income per diluted share will be in a range of $4.60 – $4.75. The 2009 outlook includes, among other factors:
•	Higher pre-tax pension expense of $102 million, or $0.51 per diluted share, compared to 2008,
•	After-tax income from discontinued operations totaling $35 million, or $0.27 per diluted share, primarily associated with resolution of a past environmental claim,
•	Restructuring charges totaling about $0.10 – $0.15 per diluted share. About $0.08 per diluted share of the expected charges were incurred during the first nine months of 2009, and
•	A full year 2009 effective tax rate of 26 – 27 percent.
For 2009, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income from continuing operations. This outlook reflects ongoing investments to support the current schedule for the Boeing 787 and Airbus A350 XWB airplane programs, and low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company now expects capital expenditures for 2009 to be in a range of $190 – $200 million, compared to the prior expectations of $200 – $220 million.

2010 Outlook
The company’s 2010 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2010, compared with the full year 2009 outlook, include:
•
Large commercial airplane original equipment sales are expected to increase by about 8 – 10 percent. This outlook assumes that current narrowbody production rates are maintained through early 2011, and that 787 deliveries begin in late 2010. Additionally, part of the expected growth in sales is related to the 2008 Boeing strike, which adversely impacted first quarter 2009 sales, but is not expected to have any impact on 2010 sales,

•	Regional, business and general aviation airplane original equipment sales are expected to decrease by approximately 8 – 10 percent,
•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 4 – 7  percent. This outlook assumes that worldwide available seat miles (ASMs) increase in the range of 1 – 3  percent in 2010. Goodrich expects continued aftermarket sales weakness in the first part of 2010 and that sales will begin to grow towards the middle of 2010, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 5 percent.
The company’s initial full year 2010 sales expectations are for sales of approximately $7.0 billion, representing growth of about 5 percent from the current outlook for 2009. The outlook for 2010 income from continuing operations and net income per diluted share is for a range of $4.15 – $4.40, about flat compared to the company’s current outlook for income from continuing operations for the full year 2009.
The 2010 outlook includes, among other factors:
•
Higher worldwide pre-tax pension expense of up to $28 million, or $0.14 per diluted share. The higher pension expense assumes a 2009 return on U.S. plan assets consistent with our 2009 assumption of 8.75 percent and a 2010 U.S. discount rate of approximately 5.6 percent, both of which reflect experience through September 30, 2009. The company’s U.S. discount rate for 2009 was 6.47 percent. Pension expense for 2010 will be finalized based on actual asset values and discount rates on December 31, 2009,

•	A full-year effective tax rate of 29 – 30 percent for 2010, reducing income per diluted share by about $0.19, compared to expectations for 2009.

For 2010, Goodrich expects net cash provided by operating activities, minus capital expenditures, to approximate 85 percent of net income. This outlook reflects ongoing investments to support the current schedule for the Boeing 787 and Airbus A350 XWB airplane programs, and low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2010 to be in a range of $250 – $275 million.
The current sales, net income and net cash provided by operating activities outlooks for 2009 and 2010 do not include the impact of potential acquisitions or divestitures.

The supplemental discussion and tables that follow provide more detailed information about the third quarter 2009 segment results.

Goodrich will hold a conference call on October 22, 2009 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-1235.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X, the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;
•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	successful development of products and advanced technologies;
•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;
•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the possibility of restructuring and consolidation actions;
•	threats and events associated with and efforts to combat terrorism;
•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;
•	our ability to recover under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;
•
possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries;

•	the effect of changes in accounting policies or tax legislation;
•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts; and
•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended September 30, 2009 Compared with Quarter Ended September 30, 2008

	Quarter Ended September 30,
			%	% of Sales
	2009	2008	Change	2009	2008
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$629.3	$664.2	(5%)
Nacelles and Interior Systems	$561.8	$596.5	(6%)
Electronic Systems	$456.6	$511.6	(11%)

Total Sales	$1,647.7	$1,772.3	(7%)

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$59.7	$80.0	(25%)	9.5%	12.0%
Nacelles and Interior Systems	$130.8	$162.4	(19%)	23.3%	27.2%
Electronic Systems	$70.4	$79.3	(11%)	15.4%	15.5%

Segment Operating Income	$260.9	$321.7	(19%)	15.8%	18.2%
Actuation and Landing Systems: Actuation and Landing Systems segment sales for the third quarter 2009 decreased from the third quarter 2008 primarily due to the following:
•	Lower large commercial, regional, business and general aviation airplane aftermarket sales across all businesses of approximately $40 million;
•	Lower regional, business and general aviation airplane OE sales across all businesses of approximately $21 million; and
•	Lower other non-aerospace OE and aftermarket sales of approximately $4 million, primarily in our engine components business; partially offset by
•	Higher defense and space OE and aftermarket sales, across all businesses, of approximately $19 million; and
•	Higher large commercial airplane OE sales of approximately $16 million, primarily in our landing gear and actuation systems businesses.

Actuation and Landing Systems segment operating income for the third quarter 2009 decreased from the third quarter 2008 primarily as a result of the following:
•	Lower income of approximately $17 million related to changes in estimates for certain long-term contracts in our wheels and brakes business that were more favorable in 2008;
•	Lower sales volume and unfavorable product mix across most businesses, resulting in lower income of approximately $16 million; and
•	Unfavorable foreign exchange of approximately $8 million; partially offset by
•	Favorable pricing and lower operating costs across most businesses, partially offset by higher pension expense, which resulted in higher income of approximately $21 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for the third quarter 2009 decreased from the third quarter 2008 primarily due to the following:
•	Lower large commercial, regional, business and general aviation airplane aftermarket sales of approximately $57 million, primarily in our aerostructures and interiors businesses; and
•	Lower regional, business, and general aviation airplane OE sales of approximately $15 million, primarily in our aerostructures and interiors businesses; partially offset by;
•	Higher large commercial airplane OE sales of approximately $40 million, primarily in our aerostructures business.
Nacelles and Interior Systems segment operating income for the third quarter 2009 decreased from the third quarter 2008 primarily due to the following:
•	Lower sales volume and unfavorable product mix, primarily in our interiors and aerostructures businesses, which resulted in lower income of approximately $37 million; and
•	Lower income of approximately $8 million related to changes in estimates for certain long-term contracts in our aerostructures business that were more favorable in 2008; partially offset by
•
Favorable pricing, partially offset by higher operating costs, across most businesses, including higher pension and restructuring expenses, which resulted in higher income of approximately $13 million.

Electronic Systems: Electronic Systems segment sales for the third quarter 2009 decreased from the third quarter 2008 primarily due to the following:
•
Lower engine controls sales of approximately $34 million which are no longer being reported by Goodrich. Sales in 2009 are recorded by the engine controls joint venture (JV) with Rolls-Royce that was formed in the fourth quarter of 2008;

•	Lower regional, business and general aviation airplane OE sales of approximately $25 million, primarily in our engine controls and electrical power business; and
•
Lower large commercial, regional, business and general aviation airplane aftermarket sales of approximately $20 million, primarily in our sensors and integrated systems, engine controls and electrical power businesses; partially offset by

•
Higher defense and space sales across all of our businesses of approximately $28 million, including sales of approximately $3 million associated with the acquisition of Cloud Cap Technologies, Inc. (Cloud Cap), which occurred in the second quarter of 2009.

Electronic Systems segment operating income for the third quarter 2009 decreased from the third quarter 2008 primarily due to the following:
•	Lower sales volume and unfavorable product mix across most businesses, which resulted in lower income of approximately $22 million; partially offset by
•	Favorable pricing and lower operating costs across most businesses, partially offset by higher pension and restructuring expenses, which resulted in higher income of $8 million; and
•	The favorable effect of the JV on the segment’s operating income of approximately $5 million. Goodrich recorded its portion of the JV’s 2009 operating results in other income (expense) — net.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008
Sales	$1,647.7	$1,772.3	$5,043.3	$5,366.6
Operating costs and expenses:
Cost of sales	1,169.2	1,214.9	3,553.2	3,715.2
Selling and administrative costs	249.6	260.6	752.0	791.6

	1,418.8	1,475.5	4,305.2	4,506.8

Operating Income	228.9	296.8	738.1	859.8
Interest expense	(30.7)	(26.7)	(90.2)	(85.2)
Interest income	0.3	1.4	1.0	5.1
Other income (expense) — net	(7.9)	(5.6)	(18.7)	(18.4)

Income from continuing operations before income taxes	190.6	265.9	630.2	761.3
Income tax expense	(45.7)	(94.1)	(162.4)	(242.5)

Income From Continuing Operations	144.9	171.8	467.8	518.8
Income from discontinued operations — net of income taxes	3.3	0.2	35.0	7.5

Consolidated Net Income	148.2	172.0	502.8	526.3
Net income attributable to noncontrolling interests	(2.8)	(4.0)	(10.5)	(13.8)

Net Income Attributable to Goodrich	$145.4	$168.0	$492.3	$512.5

Amounts attributable to Goodrich:
Income from continuing operations	$142.1	$167.8	$457.3	$505.0
Income from discontinued operations — net of income taxes	3.3	0.2	35.0	7.5

Net Income Attributable to Goodrich	$145.4	$168.0	$492.3	$512.5

Earnings per common share attributable to Goodrich:

Basic Earnings per Share:
Continuing operations	$1.13	$1.33	$3.64	$3.99
Discontinued operations	0.02	—	0.28	0.06

Net Income Attributable to Goodrich	$1.15	$1.33	$3.92	$4.05

Diluted Earnings per Share:
Continuing operations	$1.12	$1.32	$3.61	$3.95
Discontinued operations	0.02	—	0.27	0.06

Net Income Attributable to Goodrich	$1.14	$1.32	$3.88	$4.01

Dividends Declared per Common Share	$0.25	$0.225	$0.75	$0.675

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008
Sales:
Actuation and Landing Systems	$629.3	$664.2	$1,879.2	$2,035.9
Nacelles and Interior Systems	561.8	596.5	1,789.2	1,882.1
Electronic Systems	456.6	511.6	1,374.9	1,448.6

Total Sales	$1,647.7	$1,772.3	$5,043.3	$5,366.6

Operating Income:
Actuation and Landing Systems	$59.7	$80.0	$198.6	$238.6
Nacelles and Interior Systems	130.8	162.4	414.7	501.9
Electronic Systems	70.4	79.3	211.4	199.8

Total Segment Operating Income (1)	260.9	321.7	824.7	940.3

Corporate General and Administrative Costs	(28.0)	(21.1)	(75.2)	(67.8)
ERP Implementation Costs	(4.0)	(3.8)	(11.4)	(12.7)

Total Operating Income	$228.9	$296.8	$738.1	$859.8

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	9.5%	12.0%	10.6%	11.7%
Nacelles and Interior Systems	23.3%	27.2%	23.2%	26.7%
Electronic Systems	15.4%	15.5%	15.4%	13.8%

Total Segment Operating Income as a Percent of Sales	15.8%	18.2%	16.4%	17.5%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008
Numerator
Income from continuing operations attributable to Goodrich	$142.1	$167.8	$457.3	$505.0
Percentage allocated to common shareholders	98.6%	98.6%	98.6%	98.6%

	$140.0	$165.5	$450.8	$497.9

Denominator
Weighted-average shares	124.1	124.4	124.0	124.9
Effect of dilutive securities	1.4	1.0	1.0	1.3

Adjusted weighted-average shares and assumed conversion	125.5	125.4	125.0	126.2

Per share income from continuing operations
Basic	$1.13	$1.33	$3.64	$3.99

Diluted	$1.12	$1.32	$3.61	$3.95

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	September 30,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$789.6	$370.3
Accounts and notes receivable — net	1,127.8	1,048.9
Inventories — net	2,181.9	1,974.7
Deferred income taxes	144.6	153.5
Prepaid expenses and other assets	63.9	47.2
Income taxes receivable	18.0	73.7

Total Current Assets	4,325.8	3,668.3

Property, plant and equipment — net	1,390.8	1,391.4
Prepaid pension	0.7	0.6
Goodwill	1,423.1	1,390.2
Identifiable intangible assets — net	411.6	402.8
Deferred income taxes	93.7	92.0
Other assets	627.7	537.6

Total Assets	$8,273.4	$7,482.9

Current Liabilities
Short-term debt	$36.7	$37.7
Accounts payable	562.6	646.4
Accrued expenses	949.1	1,005.3
Income taxes payable	96.1	5.6
Deferred income taxes	25.0	25.0
Current maturities of long-term debt and capital lease obligations	0.5	121.3

Total Current Liabilities	1,670.0	1,841.3

Long-term debt and capital lease obligations	1,708.7	1,410.4
Pension obligations	884.6	973.9
Postretirement benefits other than pensions	275.8	309.4
Long-term income taxes payable	164.2	172.3
Deferred income taxes	131.3	62.3
Other non-current liabilities	495.2	561.1
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 144,958,814 shares at September 30, 2009 and 143,611,254 shares at December 31, 2008 (excluding 14,000,000 shares held by a wholly owned subsidiary)	724.8	718.1
Additional paid-in capital	1,577.8	1,525.3
Income retained in the business	2,017.1	1,619.2
Accumulated other comprehensive income (loss)	(638.8)	(978.1)
Common stock held in treasury, at cost (20,601,534 shares at September 30, 2009 and 20,410,556 shares at December 31, 2008)	(800.9)	(793.2)

Total Shareholders’ Equity	2,880.0	2,091.3
Noncontrolling interests	63.6	60.9

Total Equity	2,943.6	2,152.2

Total Liabilities And Equity	$8,273.4	$7,482.9

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating Activities
Consolidated net income	$148.2	$172.0	$502.8	$526.3
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Income from discontinued operations	(3.3)	(0.2)	(35.0)	(7.5)
Restructuring and consolidation:
Expenses	7.8	0.7	15.6	1.3
Payments	(5.1)	(0.6)	(10.1)	(1.7)
Pension and postretirement benefits:
Expenses	50.9	25.5	149.1	76.9
Contributions and benefit payments	(23.6)	(89.0)	(202.5)	(124.2)
Depreciation and amortization	61.5	64.8	185.1	192.0
Excess tax benefits related to share-based payment arrangements	(2.4)	(0.3)	(3.3)	(8.4)
Share-based compensation expense	13.5	9.8	45.1	25.5
Deferred income taxes	8.3	1.7	12.1	(9.0)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	23.6	26.0	(44.1)	(149.1)
Inventories, net of pre-production and excess-over-average	13.9	(74.0)	(28.0)	(144.4)
Pre-production and excess-over-average inventories	(48.3)	(26.8)	(124.9)	(83.3)
Other current assets	(0.6)	(3.2)	1.0	(2.8)
Accounts payable	(64.6)	2.9	(99.8)	107.9
Accrued expenses	50.1	21.4	(53.9)	(55.5)
Income taxes payable/receivable	9.8	28.8	135.7	151.2
Other non-current assets and liabilities	12.8	(18.2)	(17.9)	(34.4)

Net Cash Provided By Operating Activities	252.5	141.3	427.0	460.8

Investing Activities
Purchases of property, plant and equipment	(41.8)	(73.3)	(115.0)	(189.6)
Proceeds from sale of property, plant and equipment	0.4	0.1	1.3	2.8
Payments made for acquisitions, net of cash acquired	(0.1)	(38.2)	(29.9)	(131.8)
Investments in and advances to equity investees	(0.5)	—	(1.5)	—

Net Cash Used In Investing Activities	(42.0)	(111.4)	(145.1)	(318.6)

Financing Activities
Increase (decrease) in short-term debt, net	(4.2)	92.2	(1.5)	90.6
Proceeds (repayments) of long-term debt and capital lease obligations	(0.1)	(0.4)	177.4	(198.1)
Proceeds from issuance of common stock	11.1	0.2	26.4	24.2
Purchases of treasury stock	(0.8)	(100.9)	(7.8)	(138.3)
Dividends paid	(31.6)	(28.7)	(94.1)	(85.7)
Excess tax benefits related to share-based payment arrangements	2.4	0.3	3.3	8.4
Distributions to noncontrolling interests	(0.5)	(0.5)	(7.8)	(6.8)

Net Cash Provided By (Used In) Financing Activities	(23.7)	(37.8)	95.9	(305.7)

Discontinued Operations
Net cash provided by (used in) operating activities	(15.4)	(0.3)	34.2	(2.6)
Net cash provided by (used in) investing activities	—	(0.1)	—	15.7
Net cash provided by (used in) financing activities	—	—	—	—

Net cash provided by discontinued operations	(15.4)	(0.4)	34.2	13.1
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(10.3)	7.3	(8.7)

Net increase (decrease) in cash and cash equivalents	170.2	(18.6)	419.3	(159.1)
Cash and cash equivalents at beginning of period	619.4	265.5	370.3	406.0

Cash and cash equivalents at end of period	$789.6	$246.9	$789.6	$246.9

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008

Preliminary Income Statement Data:
Net Interest Expense	$(30.4)	$(25.3)	$(89.2)	$(80.1)

Other Income (Expense), Net:	$(7.9)	$(5.6)	$(18.7)	$(18.4)

- Divested business retiree health care	(3.0)	(3.8)	(9.1)	(14.6)
- Income (expense) related to previously owned businesses	(1.2)	(2.1)	(3.4)	(5.9)
- Equity in affiliated companies	(4.3)	0.5	(6.3)	1.5
- Other Income (expense)	0.6	(0.2)	0.1	0.6

Preliminary Cash Flow Data:
Dividends	$(31.6)	$(28.7)	$(94.1)	$(85.7)

Depreciation and Amortization	$61.5	$64.8	$185.1	$192.0

- Depreciation	44.3	45.5	133.8	135.9
- Amortization	17.2	19.3	51.3	56.1

	September 30,	December 31,
	2009	2008

Preliminary Balance Sheet Data:
Preproduction and Excess-Over-Average Inventory	$764.6	$633.1

Short-term Debt	$36.7	$37.7
Current Maturities of Long-term Debt and Capital Lease Obligations	0.5	121.3
Long-term Debt and Capital Lease Obligations	1,708.7	1,410.4

Total Debt[1]	$1,745.9	$1,569.4
Cash and Cash Equivalents	789.6	370.3

Net Debt[1]	$956.3	$1,199.1

[1]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.